Exhibit 5.1

[Jones Day Letterhead]

February 15, 2012

PMFG, Inc.

14651 North Dallas Parkway

Suite 500

Dallas, Texas 75254

Re: 2,990,000 Shares of Common Stock of PMFG, Inc.

Ladies and Gentlemen:

We have acted as counsel to PMFG, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 2,990,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and associated stock purchase rights which may be issued to holders of the Common Stock (the “Rights”), pursuant to the Underwriting Agreement, dated as of February 15, 2012 (the “Underwriting Agreement”), by and among the Company and Stifel, Nicolaus & Company, Incorporated and William Blair & Company, L.L.C.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

2. When issued in accordance with the Rights Agreement, dated as of August 15, 2008, between the Company and Mellon Investor Services LLC, as rights agent (as it may be amended from time to time, the “Rights Agreement”), the Rights will constitute valid and binding obligations of the Company.

In rendering the opinion set forth in paragraph 2 above, we have assumed that (i) the Company’s Board of Directors has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance and administration of the Rights and (ii) the Rights Agreement constitutes a valid and binding obligation of each party thereto other than the Company. It should be understood that (x) the Rights, by their terms, are subject under certain circumstances to becoming void in the hands of certain holders or purported transferees, (y) our opinion addresses the Rights and the Rights Agreement in their entirety and does not address the validity or binding effect of any particular provision of the Rights or the Rights Agreement, and (z) the effect, if any, that the invalidity of any particular provision of the Rights Agreement or the Rights might have on any

PMFG, Inc.

February 15, 2012

other provision, or the entirety, of the Rights Agreement or the Rights is not settled under applicable law and could be affected by the facts and circumstances existing at the time of any adjudication of the issue. It should also be understood that our opinion does not address the substance or consequences of any adjudication of the issue. It should also be understood that our opinion does not address the substance or consequences of any determination that a court of competent jurisdiction may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights Agreement or the Rights at some future time based on the facts and circumstances existing at that time.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company relating to the Company’s Registration Statement on Form S-3 (File No. 333-177358) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus supplement constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours

/s/ Jones Day